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                              FIRST AMENDMENT

                                  TO THE

                   POLICY MANAGEMENT SYSTEMS CORPORATION

                          1989 STOCK OPTION PLAN



THIS AMENDMENT to the Policy Management Systems Corporation 1989 Stock Option Plan (the "Plan") is made by POLICY MANAGEMENT SYSTEMS CORPORATION (the "Company") and entered into as of this 21st day of July, 1992, to be effective as of the date this amendment is approved by a majority of the stockholders of the Company at a meeting duly called and held.



                           W I T N E S S E T H:


WHEREAS, the Company sponsors and maintains the Plan and, pursuant to Section 15 thereof, the Company has the right to amend the Plan subject to stockholders approving certain amendments; and

WHEREAS, the Company desires to amend the Plan to authorize additional shares of the Company's stock to be reserved for use under the Plan;

NOW, THEREFORE, the Plan is hereby amended, effective as set forth above, as follows:

   I. The first sentence of Section 3 is amended to read as follows:

       There shall be 2,500,000 shares of Common Stock reserved for use under this Plan, and such shares of Common Stock shall be reserved to the extent that PMSC deems appropriate from authorized but unissued shares of Common Stock.


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 IN WITNESS WHEREOF, this First Amendment has been executed on the day and year first above written.



POLICY MANAGEMENT SYSTEMS CORPORATION


BY (SIGNATURE)           /s/ G. Larry Wilson
(NAME AND TITLE)             G. Larry Wilson, President

DATE                         July 21, 1992